EXHIBIT 10

MINNETRONIX®
Thinking Medical Systems

MINNETRONIX, INC.-MEDICALCV, INC.
PRODUCTION SERVICES AGREEMENT

1635 ENERGY PARK DRIVE

ST. PAUL, MN 55108

PH: 651.917.4060

FAX: 651.917.4066

WWW.MINNETRONIX.COM

PRODUCTION SERVICES AGREEMENT

This production services agreement (this “Agreement”) is dated as of December 6, 2006 (“Effective Date”), and is between MEDICALCV, INC. (“Buyer”), and MINNETRONIX, INC., a Minnesota corporation (“Seller”).

WHEREAS, Seller is in the business of contract design and manufacturing of electronic, software, and mechanical assemblies and has the capability to manufacture Buyer’s product(s) described in exhibits (“Exhibits”) attached hereto (“Product” or “Products”) as well as to provide design, engineering, sustaining, manufacturing, test, and support services related to such Products (“Services”); and

WHEREAS, Buyer is in the business of manufacturing, distributing and selling medical devices and wishes to enter into a relationship during which Seller will provide Products and Services to Buyer; and

WHEREAS, Buyer and Seller desire to establish the terms of sale for all Products and Services now or hereafter purchased by Buyer from Seller during the term of this Agreement.

NOW, THEREFORE, Buyer, and Seller hereby agree as follows:

ARTICLE 1
AGREEMENT SCOPE

1.1           Application of Agreement. Buyer and Seller agree that all sales of Products and Services from Seller to Buyer made during the term of this Agreement shall be subject to the terms of this Agreement and that this Agreement supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, which may have related to the subject matter hereof, unless otherwise agreed to in writing and signed by both parties as an amendment (“Amendment”) to this Agreement.

1.2           Products and Services. Each Product and additional required terms specific to the Product shall be defined in an Exhibit. Such Exhibits shall contain a description of a certain Product or Products being ordered, additional terms of sale and purchase, and unit pricing that shall apply to the Products specified in the Exhibits (“Price”). The parties may, from time to time, add new products by executing supplementary Exhibits. Services included in the Price shall be specified in the Exhibits.

1.3           Specifications. Complete specifications required to inspect, manufacture, test, and ship the Products and the Components (as defined in Section 4.1) in a manner acceptable to Buyer, including part numbers, revisions, bills of material and any other specifications applicable to Products ordered pursuant to this Agreement (“Specifications”) will be supplied by Buyer or Buyer’s agent and agreed upon in writing by Seller, or will be otherwise established and accepted by Buyer and Seller via Seller’s Engineering Change Order (“ECO”) process. Neither Seller nor the Product shall be expected or required to perform outside of the Specifications.

1.4           Engineering Change Orders. Prior to Seller’s production release of any “major revision” to a Product assembly or sub-assembly (i.e., any change that may affect the form, fit or function of the Product), Seller will request Buyer’s consent to such major revision by issuing an ECO to Buyer. Buyer must approve such ECO before Minnetronix may release such major revision to production. Buyer’s execution of an ECO shall be deemed to constitute Buyer’s approval of the production release of the revision subject to such ECO, together with all Components and Specifications that are incorporated into the assembly or sub-assembly that is the subject of such ECO. Seller will provide all documentation reasonably requested by Buyer in connection with its review of any ECO presented by Seller.

1.5           Inconsistencies in Documents. In the event of any inconsistency or conflict between any of the documents described above and/or Purchase Orders (as defined below in Section 3.1) issued pursuant to this Agreement, the following order of priority, listed here from the highest priority (a) to the lowest priority (f), in interpretation shall apply:

(a)                                  Amendments or other modifications made to this Agreement.

(b)                                 Exhibits to this Agreement.

(c)                                  Product Specifications agreed to via Seller’s ECO process.

(d)                                 Product Specifications provided to and agreed upon by Seller with the Purchase Order.

(e)                                  Purchase Order (exclusive of any terms and conditions).

(f)                                    This Agreement.

ARTICLE 2
TERM AND TERMINATION

2.1           Term. This Agreement shall commence upon the Effective Date and shall continue for a period of two years thereafter, and shall automatically renew for additional periods of one year unless it is terminated as provided herein.

2.2           Termination for Cause. In the event of a breach of a material term of this Agreement by either party, the other party may, upon not less than sixty (60) days prior written notice to the party in breach, terminate this Agreement unless the breach is cured prior to the end of the notice period. A breach of a material term shall include, without limitation, the following:

(a)                                  Components and/or Products delivered to Buyer by Seller do not conform to the applicable Specification at the time of such delivery, and Seller does not operate in good faith to reasonably cure such non-conformance;

(b)                                 Buyer fails to make payment to Seller for Products on a timely basis;

(c)                                  Buyer fails to accept delivery of Products according to the agreed upon delivery schedule; or

(d)                                 Seller fails to make deliveries of Products within fifteen (15) days of delivery date due to reasons within Seller’s sole control.

Notwithstanding the foregoing, if Seller or Buyer ceases to conduct its operations in the normal course of business (including an inability to meet its obligations as they mature), or if any proceeding under the bankruptcy or insolvency laws are brought by or against Seller or Buyer or if a receiver is appointed to or applied for by Seller or Buyer, the other party may terminate this Agreement and/or any Purchase Orders upon such event without liability, except for deliveries previously made or for Products ordered and covered by this Agreement which are completed or in process at the time of termination and subsequently delivered in accordance with the terms of this Agreement.

2.3           Buyer’s Termination for Convenience. Buyer may upon twelve (12) months written notice to Seller terminate this Agreement for Buyer’s convenience; provided that such termination shall not affect any outstanding Purchase Orders. The Agreement shall be non-cancelable by Buyer for convenience for a period of 24 months after the Effective Date, and in no event may Buyer deliver written notice of termination for convenience prior to the first anniversary of the Effective Date. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Buyer to purchase Products exclusively from Seller.

2.4           Seller’s Termination for Convenience. Seller may discontinue supply of any Product under this Agreement by giving Buyer twelve (12) months prior written notice; provided that such termination shall not affect any outstanding Purchase Orders; and provided further, that Buyer shall have the option to purchase up to a “lifetime” supply of the Product at the then-current Product revision level for delivery within such twelve (12) month period. The Agreement shall be non-cancelable by Seller for convenience for a period of 24 months after the Effective Date, and in no event may Seller deliver written notice of termination for convenience prior to the first anniversary of the Effective Date. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require Seller to manufacture Products for Buyer except to the extent Seller has accepted a Purchase Order for Products placed by Buyer hereunder.

2.5           Effect of Termination. All provisions of this Agreement which, by their terms or intent, are designed to survive the expiration or termination of this Agreement, shall so survive the expiration and/or termination of this Agreement, including, without limitation, Sections 9.1 - 9.4, 10.1 - 10.4, 11.10 and 11.15. A party’s right to terminate this Agreement shall be without prejudice to any other remedies available to such party at law or in equity. In the event of notification of termination of the Agreement, Buyer’s and Seller’s obligations under this Agreement shall continue without interruption through the date of termination.

ARTICLE 3
ORDERS, DELIVERY, AND ACCEPTANCE

3.1           Purchase Orders. Buyer will order Products by issuing Seller properly authorized written, emailed, or facsimile documents specifying, and/or attaching items including: Products, Components, description, applicable part numbers, quantity, revision, delivery schedule, destination, shipping method, Specifications, special acceptance criteria (if any), unit price, and total authorized cost of the order (“Purchase Order”). The parties shall agree in writing on the

Purchase Order, and the Specifications contained thereon, in accordance with Section 1.3, prior to the commencement of any work related to such Purchase Orders. Provided that such Purchase Order and Specifications are acceptable to Seller, Seller shall manufacture for Buyer, assemblies and subassemblies, as identified in Purchase Orders. Commencement of work related to this Agreement or related to Purchase Orders is done so under the terms of this Agreement. Any additional or different terms from Buyer sent together with Purchase Orders or otherwise sent to Seller or from Seller to Buyer shall be excluded unless signed by both parties as an Amendment or an Exhibit to this Agreement.

3.2           Packaging. Seller shall prepare and pack Products in accordance with Buyer’s Specifications and in compliance with all applicable legal requirements for such Products. Costs for preparation, and Product packaging are included in the Price unless not specified as part of the Product part number ordered by Buyer. Costs for crating, palletizing, and/or bulk packaging are not included in the Price.

3.3           Shipping. Shipping terms are FOB Seller’s facility.  Seller shall select freight carrier of its choosing unless otherwise specified by Buyer.

3.4           Delivery. The Purchase Order shall specify requested delivery dates. Seller shall use its commercially reasonable efforts to ship products with appropriate lead-time such that Products arrive at Buyer’s dock on or before the requested dates.

3.5           Acceptance. The acceptance criteria for the Product shall be “conformance to the Specifications at the time of delivery”. In the event that there are additional acceptance criteria by Buyer, they must be specified on the Purchase Order at the time of the initial order in accordance with Section 3.1. Buyer may reject any nonconforming delivery within a reasonable time following delivery, with Seller to bear the costs arising from such rejection to the extent required under applicable law.

ARTICLE 4
COMPONENTS AND CONFIGURATION MANAGEMENT

4.1           Configuration Control. Seller will maintain source control on all parts, materials, subassemblies, and components used in connection with the manufacture of Products (“Components”), unless otherwise specified. Buyer will have access to bill of material (“BOW) data, inventory status, and production status as reasonably requested.

4.2           Product Revisions. Seller uses a product revision format that indicates different levels of product release. All revisions have a format of [major revision]-[minor revision]. Major revisions (i.e., changes that may affect the form, fit or function of the Product) are less than “1” (e.g., .01, .02, ..5, etc.) prior to production release and are “001” or greater (e.g., 001, 002, etc.) after production release. Minor revisions start with alpha characters beginning at “a” after each major revision change and are incremented for each minor revision change (e.g., a, b, c, etc.). All Products provided at a revision less than 001-a (e.g., .01-a, .01-b, .5-a, etc.) shall be considered prototypes or pre-production units (“Engineering Units”). All Products provided at a revision level of 001-a or higher (e.g., 001-a, 001-b, 002-a, etc.) shall be considered production units (“Production Units”).

4.3           Component Scheduling. Seller shall maintain scheduling control over Components ordering and their delivery scheduling according to Seller’s production scheduling processes. Seller will issue purchase orders, or otherwise place orders, for all Components to support Buyer’s Purchase Orders throughout the term of the Agreement. Seller will commit to longer-term buys on an exception basis as reasonably requested by Buyer provided that all such requests are issued in writing to Seller by Buyer.

4.4           Components and other Parts Purchases. Seller agrees to sell sub-assemblies, Components, and other parts, from its inventory to Buyer, upon Buyer’s reasonable request. Seller will quote a price, including any minimum quantity, to Buyer for such Components upon request by Buyer. All such sales are subject to the terms of this Agreement.        .

4.5           Product Orders. Forecasts and Schedule Changes.

(a)           Buyer will provide Purchase Order(s) representing a firm commitment for Products to be delivered as specified on the Purchase Order. In addition, Buyer shall provide forecasts to Seller, which reflect Buyer’s estimate of its Product(s) volume requirements over a 12-month period.

(b)           Seller will make reasonable efforts to accommodate Purchase Order change requests, which may include requests to change order quantities and delivery dates, subject to Component availability and capacity at Seller’s sole discretion. Aggressive schedule increases will be accommodated to the best of Seller’s ability according to the terms of this Agreement. Purchase Orders may be used to make best effort purchasing decisions. Excess or scrap Components that occur as a result of Seller’s best effort purchasing decisions are Buyer’s responsibility in the event of an order cancellation, Product change undertaken in accordance with Section 1.4, or production delay to the extent caused or requested by Buyer.

ARTICLE 5
QUALITY SYSTEMS, REGULATORY, AND AGENCIES

5.1           Quality Systems Requirements. Seller will establish and maintain formal quality systems and processes that are compliant with the FDA’s Quality System Regulation (“QSR”) and ISO 13485. Such systems and processes will be provided and maintained by Seller. Any and all special quality system requirements for the Products shall be provided by or agreed to by Buyer via Specifications for the Product or as subsequently changed via Seller’s Engineering Change Order process, in writing, at the time of Purchase Order. Seller will inform Buyer and obtain prior approval for any changes to be made that can affect the quality of the Products.

5.2           Buyer Audit Rights. Seller agrees that Buyer or any of its duly authorized representatives shall have access to and the right to reasonably perform routine audits on any pertinent design, manufacturing, or quality systems or processes, and associated documentation provided that Buyer shall provide Seller with 5 working days prior written notification. Such audits shall occur at most once every 12-month period and require 2 business days or less to complete; provided, however, that this limitation shall not apply in the event of an audit or inspection required by the FDA or any other governmental or regulatory agency. Buyer and Seller shall incur all of its’ own costs in connection with routine audits.

5.3           Quality System Records. Seller shall keep records including Device Master Records on the Products in accordance with the QSR and ISO 13485 standards for the period specified in the Exhibits.

5.4           Traceability. Seller will provide lot or serial traceability to selected Components for Product as agreed to by Buyer and Seller in accordance with Section 5.1.

5.5           Corrective and Preventive Action. A corrective and preventive action system will be managed and maintained by Seller as necessary to meet the requirements of the QSR and ISO 13485 or otherwise as a Seller of Products to Buyer in accordance with Section 5.1.

5.6           Regulatory Responsibility. Buyer shall be responsible for all FDA and other applicable international (e.g., MDD, CMDCAS, etc.) regulatory reporting and registration, regulatory submissions, Product performance monitoring, complaint handling, and field service with respect to the Products.  Buyer shall promptly notify Seller of any customer complaints related to the work performed by Seller. Seller agrees to cooperate, support and investigate such matters as requested by Buyer. Seller shall be responsible for maintaining FDA registration for the facility that manufactures the Products.

5.7           Agencies. If Buyer seeks regulatory or safety agency approval for its Product, into which Seller’s Product is incorporated, Seller agrees to cooperate and fully support Buyer as requested. Seller will cooperate with agency inspections (e.g., UL, CSA, etc.) relating specifically to the Products.

5.8           Inquiries. If any governmental agency contacts Buyer or Seller to inquire about or investigate any Product manufactured by Seller, Buyer or Seller shall use its best efforts to give notice thereof to the other party within 24 hours of receipt of such contact.

ARTICLE 6
RETURNED PRODUCT AND REPAIRS

6.1           Returned Product. All Products that Buyer deems to be non-conforming shall be returned to Seller after acquiring and including a Seller’s Return Material Authorization (RMA) number and paperwork indicating the details of the unit being returned with a serial or lot number and a description of the problem. An RMA number is available on request from the Minnetronix Quality Department.

(a)           Shipping.  Buyer shall pay for freight for Product return to Seller and Seller shall pay for freight for Product shipment back to Buyer. Seller shall use a shipping method of the same or better expediency to that which Buyer returned Product to Seller.

(b)           Decontamination.  Buyer agrees to supply Seller with a Certificate of Decontamination along with all returned Product certifying that it is free of all toxic and biohazard materials. If no such certificate is provided, Seller will perform decontamination services as needed.

6.2           Repairs. In-warranty repairs shall be performed in accordance with Section 10.4. Seller agrees to perform out-of warranty depot repair; upgrade, and troubleshooting services as requested by Buyer. All repairs, troubleshooting, field upgrades, and field service work performed by Buyer will be at Buyer’s sole expense, unless Buyer is entitled to recover such expenses from Seller under Section 10.2.

ARTICLE 7
DESIGN, PROCUREMENT, ASSEMBLY, AND TEST RESPONSIBILITY

7.1           Design Responsibility; Disclaimers. Buyer shall be solely responsible for the design of the Products and for their safety and efficacy for the indications and intended uses. Buyer shall bear any financial or other responsibility for Product deficiencies discovered by Buyer or Seller. It is Buyer’s sole responsibility to review, validate, and approve the Product design, any Engineering Units Seller provides, and to ensure that any resulting product is tested, manufactured, packaged, labeled (including adequate warnings), sold and/or used in a safe, careful, and effective manner. Buyer is also responsible for obtaining and maintaining any necessary approvals, including FDA, UL, CE, CSA, or FCC approvals, if required. Any and all Engineering Units that Seller delivers are provided “as is”. Any Engineering Units provided by Seller may not meet regulatory standards for medical equipment or software and are not intended for human use unless specifically manufactured for that purpose and expressly indicated as such by Seller to Buyer. Every design necessarily involves individualized professional judgments, the results of which cannot be guaranteed. Notwithstanding the foregoing, nothing in this Section 7.1 is intended to limit, and in no event shall this Section 7.1 be deemed to modify, the express obligations of Seller set forth in Sections 10.2 and 10.4.

7.2           Procurement, Assembly and Test Responsibility. Seller’s procurement, assembly and test responsibility is limited to providing a Product that is “built to print” according to written Specifications provided to Seller by Buyer (and agreed upon by Seller) or as otherwise agreed to by Buyer via Seller’s Engineering Change Order process. Seller agrees to perform additional Services as may be needed from time to time as requested by Buyer.

7.3           Product Changes, Support and Sustaining Engineering. As requested by Buyer, Seller agrees to provide technical support and sustaining engineering services required to develop, design, engineer, test, support, and implement Product or process changes.

ARTICLE 8
PAYMENT AND OTHER CONSIDERATION

8.1           Invoices; Payment Terms.

(a)           Seller shall issue invoices to Buyer as Products are shipped from Seller’s plant for the price of shipped units and shipping costs, with a credit of any applicable prepayment, downpayment, deposit or allowance for Buyer-supplied products as established in Exhibits or Amendments. For Services performed, Seller shall issue invoices to Buyer once per month.

(b)           Buyer shall deliver payment in full to Seller within thirty (30) calendar days after the later of (i) the invoice date, or (ii) the shipment date. A late fee will be assessed to any overdue invoices. Such late fee shall be the lesser of (a) 1.5%/month, or portion thereof, or (b) the maximum amount permitted by law. In the event that payment is not made within 60 days after invoice date, Seller may cease all efforts on the Products and refer the account to a collection agency at its sole discretion. Buyer shall be responsible for any and all collections and attorneys’ fees incurred relating to .Seller’s collection of funds owed by Buyer to Seller.

8.2           Out-of-pocket Expenses. Buyer shall pay Seller for all reasonable out-of-pocket expenses that Seller incurs in relation to the Services provided hereunder; provided that out-of-pocket expenses in excess of $2,500 in the aggregate during any 12-month period hereunder shall be approved in advance by Buyer. Reasonable out-of-pocket expenses, shall include, but not be limited to, out-of-town air and ground travel, food, and lodging where applicable, and videoconference, internet meetings, hosted conference calls, supplier non-recurring charges, fees or surcharges, or other miscellaneous third party costs resulting from Seller’s performance under this Agreement. Mileage reimbursement for personal vehicle use shall be at the current IRS rate per mile where Seller travels out-of-town by personal or company vehicle in relation to the Services provided hereunder.

8.3           Expedite Costs. Seller shall be responsible for Seller’s or Seller’s suppliers’ expedite costs incurred in order to meet the standard delivery schedule unless such expedite costs become necessary due to or are requested by Buyer. Any reasonable expedite costs incurred by Seller due to or requested by Buyer shall be recharged to Buyer.

8.4           Overtime Costs. Seller shall be responsible for Seller’s overtime costs incurred in order to meet the standard delivery schedule unless such overtime costs become necessary due to or are requested by Buyer. Any reasonable overtime costs incurred by Seller due to or requested by Buyer shall be recharged to Buyer.

8.5           Production Delays. Unless otherwise specified in an applicable Exhibit, in the event of production delays requested or caused by Buyer in excess of 30 days, Buyer shall purchase from Seller all Committed Inventory (as defined in Section 8.6(a) below) held at Seller during the delay period and pay a 1.25%/month Storage Fee (as defined in Section 8.6(b) below) with respect to each month, or any portion thereof, of the delay period until delivery of all Products or Committed Inventory from Seller to Buyer is made. The fee calculation shall be made by multiplying 1.25% by the average monthly value of the Committed Inventory held by Seller during the period to which the fee applies.

8.6           Fee Definitions.

(a)           Committed Inventory. “Committed Inventory” includes Component’s in Seller’s inventory, together with Components subject to purchase orders or other written commitments from Seller to Seller’s suppliers, that are purchased by or otherwise committed to by Seller as a result of Purchase Orders, including Components actually received by Seller or included on non-cancelable, non-returnable or limited change purchase orders from Seller to Seller’s suppliers for Components that will be received by Seller during the delay period.

(b)           Storage Fee. In the event of a production delay per Section 8.5, Seller’s “Storage Fee” covers Seller’s costs for the storage, maintenance, warranty, material handling, shrinkage, cycle counting, storage space, floor space and other overhead associated with the inventory as well as supplier management, discrepant material handling, purchasing efforts, reporting, tracking, and rescheduling associated with storing and managing inventory during a delay in production.

(c)           G&A Fee. This fee covers Seller’s costs for general and administrative efforts associated with various business issues including, but not limited to, purchasing, inspecting, providing warranty, inventorying, invoicing, storing, receiving, space, capitalizing, managing, and other overhead issues associated with the business relating to the items or issues to which the fee is applicable. This fee shall only be applied to costs incurred by Seller that are owed by Seller to third parties and are not included in the Price, but are otherwise covered by this Agreement and are being recharged to Buyer including, but not limited to, costs associated with Sections 8.2 - 8.4, and 8.8. The standard G&A fee shall be 25% of the amount to which to fee is applied.

8.7           Cancellation of Purchase Orders in Whole or in Part. In the event that Buyer wishes to cancel a Purchase Order or terminates the Agreement as per Sections 2.2 or 2.3, or Seller terminates this Agreement pursuant to Section. 2.2, the following terms shall apply to Committed Inventory purchased or committed to as a result of the Purchase Order (as described above in Section 4.5) from Buyer:

(a)           Seller will make reasonable good faith efforts to return unneeded Components to. its suppliers; and

(b)           Buyer will be responsible for the following costs arising from Buyer’s Purchase Order and subsequent cancellation:

(i)            Seller’s actual costs associated with non-returnable or non-cancelable Committed Inventory including Committed Inventory that has been rendered non-returnable due to work performed in accordance with this Agreement and associated Purchase Orders;

(ii)           Seller’s actual costs associated with returnable or cancelable Committed Inventory; and

(iii)          Seller’s cancellation fee of twenty (20) percent of the remaining Purchase Order value at the time of cancellation at Seller’s sole discretion; provided, however, that this cancellation fee will not be required to be paid by Buyer if Buyer terminates the Agreement pursuant to Section 2.2.

Upon payment by Buyer of the amounts set forth in Section 8.7(b) above, Buyer shall own all such Committed Inventory, and Seller shall deliver such Committed Inventory to Buyer in accordance with Section 3.3 above.

Seller’s “actual costs” include labor, overhead and other out-of-pocket expenses incurred in the purchasing, receiving, inspecting, testing, assembling, storing, counting, shipping, handling, canceling, returning, or otherwise managing or processing the Components and their suppliers.

8.8           Other costs. Other costs may be incurred for Products or additional Services provided by Seller in support of Buyer’s Products as requested by Buyer. Such costs may include, but are not limited to, Services requested by Buyer as per Sections 4.5(b), 5.6, 5.7,

6.1(b), 6.2, 7.2, 7.3, and 9.3. Costs shall be charged to Buyer based on materials costs; third party costs, or at the then-current rates of Seller’s personnel.

8.9           Pricing Review.  Buyer and Seller agree to evaluate and/or adjust the Unit pricing stated in Exhibits no more often than once every six months at the request of Buyer or Seller.

ARTICLE 9
INTELLECTUAL PROPERTY RIGHTS

9.1           Confidential Information. Confidential Information (“Confidential Information”) includes all information furnished to the receiving party relating to the business conducted or to be conducted by the disclosing party, including, but not limited to, information on markets, customers, products, software, source code, inventions, procedures, designs, financial status, plans, organization and general business strategy. Confidential Information includes information furnished in written or electronic format as well as any information that may be derived from review of Product samples, software or other assets. Confidential Information includes information disclosed before, on or after the date of this Agreement.

(a)           All Confidential Information shall remain the property of the disclosing party;

(b)           Each party shall keep Confidential Information received from the other party in confidence and trust and shall not use it for any purpose other than for the purposes of this Agreement; and

(c)           Neither party shall disclose Confidential Information of the other party to any third party without the prior express written consent of the other party regarding such intended disclosure.

Upon termination of this Agreement, either party may request the other party to return the Confidential Information that the other party has in its possession or control provided, however, that neither party will be obligated to deliver or destroy any Confidential Information that is in electronic format; rather, the parties will be permitted to retain such Confidential Information subject to the ongoing confidentiality terms and conditions of this Agreement.

9.2           Exclusions. Notwithstanding any other provision of this Agreement, information shall not be deemed Confidential Information hereunder if it:

(a)           is or becomes publicly known through no act or omission of the party receiving the information;

(b)           is information that the receiving party can demonstrate was in the receiving party’s possession before disclosure by the disclosing party and was not acquired, directly or indirectly, from the disclosing party;

(c)           is obtained from a third party without obligation to the disclosing party and with a legal right to transmit the information; or

(d)           is required to be disclosed pursuant to law; provided, that the receiving party shall give prompt and prior written notice thereof to the disclosing party, and, that the receiving party shall give reasonable cooperation to the disclosing party to limit any public release of such information to the extent provided by law.

9.3           Technical Data and Intellectual Property Ownership.

(a)           Each party shall retain any and all right, title and interest to any algorithms, know-how, ideas, designs, techniques, processes, concepts and the like (collectively, “Materials”) that such party possessed prior to entering into this Agreement. Buyer and Seller acknowledge that certain Materials may be used in the design, development and manufacture of the Products pursuant to this Agreement. For all Materials developed by Seller for Buyer and for the Products as a result of this Agreement for which full consideration has been made (“Developed Materials”), and to the extent that Seller can transfer such ownership, Buyer shall own all rights (including all intellectual property rights) in and to such Developed Materials. Developed Materials that Buyer reasonably considers to be a trade secret of, or otherwise patentable by, Buyer, shall be referred to herein as “Buyer Materials.” Buyer hereby grants to Seller a non-exclusive, perpetual, fully-paid up, royalty free, worldwide, irrevocable right and license, with the right to grant sublicenses, to all Developed Materials that are not Buyer Materials, to make, have made, use, reproduce, modify, make derivative works, make improvements, publicly display, distribute, sell (either directly or indirectly), and offer to sell (either directly or indirectly), lease, import, practice and otherwise transfer or dispose of such item as part of or in connection with such Developed Materials that are not Buyer Materials. Buyer must notify Seller in writing of all Developed Materials that it reasonably considers to be Buyer Materials within 60 days after Buyer first receives written notice of the same hereunder, and any such notice received by Seller after the applicable 60 day time period shall be void. In the event that Seller or a third party makes use of any such Developed Materials after the 60-day period, but prior to receipt of a notice from Buyer provided for above, any such Developed Materials that would have been Buyer Materials if proper notice had been given shall be deemed to be Developed Materials (and not Buyer Materials) and shall be subject to the license rights granted to Seller pursuant to the terms of this Section 9.3. Whenever requested to do so by Buyer, Seller shall execute any and all applications, assignments, oaths or other instruments and give testimony which Buyer shall deem necessary to apply for and obtain letters of patent of the United States or of any foreign country or to protect otherwise Buyer’s interest therein. Copyrightable materials that Seller develops in connection with this Agreement for which full consideration has been made shall be the property of Buyer and shall be deemed “works for hire” under the Copyright Act. Seller further agrees that Seller’s obligation to execute or cause to be executed, when it is in Seller’s power to do so, any applications, assignments, oaths or other instruments contemplated hereunder shall continue after the termination. of this Agreement.

(b)           Seller agrees that if Buyer is unable because of Seller’s unavailability or unwillingness after 10 business days prior written notice, or dissolution, to secure Seller’s signature, which will not be unreasonably withheld, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering the Developed Materials assigned to Buyer above, then Seller hereby irrevocably designates and appoints Buyer and its duly authorized officers and agents as Seller’s agent and attorney in fact, to act for and in Seller’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright registrations thereon with the same legal force and effect as if executed by Seller, this power and agency being coupled with an interest and being irrevocable.

(c)           Buyer and Seller further acknowledge that certain Materials:

(i)            created by or for Seller prior to its beginning work for Buyer pursuant to this Agreement (“Preexisting Materials”),

(ii)           created by or for Seller in separate efforts at its own expense, even to the extent that such work is delivered or used in the performance of this Agreement (“Ancillary Materials”),

(iii)          generally known or available to those skilled in the art, or

(iv)          owned by third parties and licensed to Seller, collectively, shall be excluded from Developed Materials.

(d)           To the extent that Seller is legally able to do so and insofar as Buyer has made full consideration for work performed under this Agreement to Seller, Seller hereby grants to Buyer a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license to all Preexisting Materials that may be included in the Products, in order for Buyer to use, import, sell and have sold the Products. Subject to the foregoing, Buyer shall own all rights (including all intellectual property rights) in and to the Products, and all related design information and documentation. In addition, Seller shall provide prior written notice to Buyer before incorporating any Ancillary Materials into the Product.

(e)           Nothing in this Agreement prevents or prohibits Buyer from having the Product manufactured by a third party at any time. In no event shall Seller be required to license to Buyer or such third parties, however, or otherwise authorize such parties to use Seller’s proprietary electronic quality systems, assembly and manufacturing processes (e.g., standard operating procedures, or SOPs), and similar proprietary Materials, it being agreed and acknowledged by the parties that, as of the date of this Agreement, there are no such Materials proprietary to Seller that would be required for Buyer or any third party to manufacture, test, inspect and/or package the Products in accordance with the Specifications.

9.4           Seller’s Inability to Deliver. In the event that Seller can no longer provide the Products to Buyer due to Seller’s bankruptcy, insolvency, or Seller otherwise ceasing to conduct its operations, Seller shall provide Buyer with non-exclusive, perpetual, irrevocable, worldwide, royalty-free license rights to any intellectual property owned by Seller necessary for the production of the Products. Seller shall provide to Buyer all information, designs, and documentation required to produce the Products, including, but not limited to, design, assembly, test, and manufacturing documentation, test equipment, electronic files, software source code and executables, programming equipment, and any other Components required to produce the Products. These Components shall be provided by Seller to Buyer in a timely manner and at a reasonable cost.

ARTICLE 10
INDEMNITIES, LIMITATION OF DAMAGES, AND WARRANTIES

10.1         Buyer’s Indemnification. Buyer shall indemnify, defend, and hold harmless Seller and its officers, directors, employees, agents, successors and assigns from and against any and all losses, claims, actions, costs, liabilities, expenses, fines, damages, and other relief or penalties it or they may suffer (including, but not limited to, reasonable attorneys’ fees and expenses) as a result .of any claims, demands, actions or other proceedings made or instituted by any third party against any of them and to the extent resulting from:

(a)           any breach or default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement or any Exhibit hereto,

(b)           any act or omission of Buyer or its employees or agents that constitutes negligence, willful misconduct or actual fraud,

(c)           illness, injury or death to any person relating to or arising out of Buyer’s performance of this Agreement,

(d)           damage to any real or tangible personal property relating to or arising out of Buyer’s performance of this Agreement,

(e)           the provision, sale, use or other exploitation of the Products or any part thereof, or any products that incorporate the Products, which infringes or violates any patent, copyright, trademark, tradename, trade secret or any other proprietary right of any third party,

(f)            the testing, possession, provision, sale, use, operation or other exploitation of a Product or the testing, possession, provision, sale, use, operation or other exploitation of any of Buyer’s products using or containing a Product or any other claims whatsoever by whomsoever relating to or arising out of the Product or Buyer’s products that incorporate any aspect of the Services provided or Products sold hereunder, and

(g)           any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing,

provided that, Buyer’s obligation to indemnify Seller hereunder shall apply only if:

(a)           Seller gives Buyer prompt notice after learning of any such claims or actions,

(b)           Buyer shall have exclusive control over the defense and settlement of any such claim or actions,

(c)           Seller shall not settle or compromise any such claims or actions without Buyer’s prior written approval, and

(d)           Seller shall cooperate with Buyer in a defense and settlement of any claim, at Buyer’s expense, provided that Buyer shall not be liable hereunder for any settlement or compromise negotiated by Seller unless Buyer agrees in writing to be so bound. If Seller provides notice of a claim in accordance with (a) above and is not notified within ten (10) days thereafter that Buyer intends to defend the claim, Seller shall be entitled to defend such claim, and settle or compromise such claim, subject to the indemnification provided for herein.

The foregoing indemnity shall not apply to the extent that such claims or actions for damages or other relief arise from the negligent acts or omissions, willful misconduct, breach of any terms or provisions of this Agreement by, or other unlawful conduct of, Seller or any of Seller’s employees or agents.

10.2         Seller’s Indemnification. Seller shall indemnify, defend, and hold harmless Buyer and its officers, directors, employees, agents, successors and assigns from and against any and all losses, claims, actions, costs, liabilities, expenses, fines, damages, and other relief or penalties it or they may suffer (including, but not limited to, reasonable attorneys’ fees and expenses) as a result of any claims, demands, actions or other proceedings made or instituted by any third party against any of them and to the extent resulting from:

(a)           any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement or any Exhibit hereto,

(b)           any act or omission of Seller or its employees or agents that constitutes negligence, willful misconduct or actual fraud,

(c)           illness, injury or death to any person relating to or arising out of Seller’s performance of this Agreement except as to any such illness, injury or death arising out of or relating to Buyer’s testing, possession, provision, sale, use, operation or other exploitation of the Products,

(d)           damage to any real or tangible personal property relating to or arising out of Seller’s performance of this Agreement except as to any such damage arising out of or relating to Buyer’s testing, possession, provision, sale, use, operation or other exploitation of the Products, and

(e)           any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing, provided that, Seller’s obligation to indemnify Buyer hereunder shall apply only if:

(f)            Buyer gives Seller prompt notice after learning of any such claims or actions,

(g)           Seller shall have exclusive control over the defense and settlement of any such claim or actions,

(h)           Buyer shall not settle or compromise any such claims or actions without Seller’s prior written approval, and

(i)            Buyer shall cooperate with Seller in a defense and settlement of any claim, at Seller’s expense, provided that Seller shall not be liable hereunder for any settlement or compromise negotiated by Buyer unless Seller agrees in writing to be so bound. If Buyer provides notice of a claim in accordance with (a) above and is not notified within ten (10) days thereafter that Seller intends to defend the claim, Buyer shall be entitled to defend such claim, and settle or compromise such claim, subject to the indemnification provided for herein.

The foregoing indemnity shall not apply to the extent that such claims or actions for damages or other relief arise from the negligent acts or omissions, willful misconduct, breach of any terms or provisions of this Agreement by, or other unlawful conduct of, Buyer or any of Buyer’s employees or agents.

10.3         Limitation of Damages. Neither party shall be liable to the other party for lost revenues, lost profits or other incidental, indirect, special, consequential, or exemplary damages in connection with this Agreement or performance hereunder, whether or not a party has been advised by the other party of the probability of such damage or loss, whether such damage or loss arises in contract, tort, including negligence, strict liability or otherwise. Buyer is obligated to train and instruct its employees and any potential users of the Products with regard to their safe and proper use. Buyer’s sole remedy under this Agreement for any Products that fail to conform to the applicable Specifications or otherwise for Seller’s breach of this Agreement shall be the repair or replacement of the Products or a refund of the amount actually paid to Seller by Buyer for the Product(s).

10.4         Warranties.

(a)           Seller warrants to Buyer that each Production Unit, for a period to be specified in the Exhibit(s), shall: (i) conform in all material respects to all of the Product Specifications; and (ii) be free from all defects in materials and workmanship. The foregoing warranties do not apply to any third party software or any other third party Components that are embedded or incorporated into the Products, provided that Seller shall assign to Buyer any warranties received from such third parties to the extent that Seller is permitted to make such assignments. During this period and only during this period, Seller’s responsibility shall include and be limited to the labor costs for work performed by Seller at Seller’s facility, component replacement, and domestic ground shipment of Products from Seller’s facility. In all cases, costs not related to warranty repair or replacement shall be borne by Buyer.

(b)           EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING ANY EXHIBITS), SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE PRODUCTS.

ARTICLE 11
MISCELLANEOUS

11.1         Amendment. No amendment or modification of this Agreement shall be binding upon Buyer or Seller unless set forth in a written instrument signed by Buyer and Seller.

11.2         Changes. Any change in the (a) Product technical requirements and descriptions, Specifications, statement of work, drawings or designs; (b) shipment or packing methods; (c) place of delivery; (d) amount of Buyer-furnished Components or property; or (e) Product production methods and processes which may affect form, fit, function, interchangeability, reliability, or safety of the Products, shall require the prior mutual, written consent of. Buyer and Seller, which consent shall not be unreasonably withheld. If any such changes cause an increase or decrease in the cost of or the time required for performance of this Agreement, an equitable adjustment in the Prices and schedules of this Agreement shall be made to reflect such increase or decrease and this Agreement shall be modified in writing accordingly.

11.3         Insurance.

(a)           Seller’s Insurance.  Seller agrees to obtain and maintain the following minimum insurance coverages and limits:

(i)	Worker’s Compensation:	Statutory limits in each state in which Seller is required to provide Worker’s Compensation coverage

(ii)	Employer’s Liability:	$100,000

(iii)	Comprehensive General Liability:	$2,000,000 per occurrence excluding completed products and completed operations

Seller is responsible for any theft, loss, or damage to Buyer-owned property for which Seller is legally liable.

(b)           Buyer’s Insurance.  Buyer agrees to obtain and maintain the following minimum insurance coverages and limits:

(i)	Worker’s Compensation:	Statutory limits in each state in which Buyer is required to provide Worker’s Compensation coverage

(ii)	Employer’s Liability:	$100,000

(iii)	Comprehensive General Liability:	$2,000,000 per occurrence including completed products and completed operations

(iv)	Product Liability Insurance:	Appropriate and adequate for Products naming Seller as Additional Insured on a primary basis

Buyer shall provide Seller with a copy of Buyer’s certificate of insurance indicating that Seller is named as an Additional Insured on a primary basis. Buyer assumes responsibility, except as specified above, for any theft, loss, or damage, including ordinary wear and tear, to Buyer-owned property regardless of location, upon its delivery to Seller or its manufacture or acquisition by Seller on Buyer’s behalf. This includes, but is not limited to, equipment, materials, parts, assemblies, work in process, finished goods, returned goods, data, documentation, tooling, and any other property of Buyer.

11.4         Subcontract Management.  Seller is responsible for the management of its subcontractors, suppliers, and/or vendors at its sole discretion.

11.5         Personnel Assignment.  Seller reserves the right to assign, or reassign personnel at its sole discretion.

11.6         Location of Work.  All work will principally be performed at Seller’s facility.

11.7         Public Announcement.  Except as otherwise required by applicable law or stock exchange rule, each of Seller and Buyer will not, and will not permit any of its respective affiliates, representatives or advisors to, issue or cause the publication of any press release or make any other public announcement with respect to this Agreement or its business relationship with the other party without the consent of the other party, except that Seller shall be permitted to add Buyer to its customer list and related marketing materials without having to obtain Buyer’s consent once Buyer has publicly disclosed this Agreement or its relationship with Seller.

11.8         Assignment.  A party’s rights under this Agreement may not be assigned or transferred in whole or in part by operation of law or otherwise without the other party’s prior express written consent, which shall not be unreasonably withheld, conditioned, or delayed. Any attempted assignment of any rights, duties or obligations hereunder without such consent shall be void. This Agreement shall be enforceable by, inure to the benefit of, and shall be binding upon the successors and assigns of the parties hereto.

11.9         Force Majeure.  If performance of this Agreement, or of any obligation hereunder, is prevented, restricted or interfered with by any act or condition beyond the reasonable control of the party affected thereby, including without limitation, fire or other casualty or accident; strikes or labor disputes; war, terrorist attacks or other violence; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental or intergovernmental agency or body, the party so affected shall be excused from such performance to the extent of such prevention, restriction or interference. If such force majeure prevents or delays the performance of Seller hereunder, Buyer-arid Seller shall extend the Agreement for a period of time equal to the period of force majeure suffered by Seller. Notwithstanding the foregoing, if the force majeure event continues to prevent, restrict or interfere with performance of Buyer’s or Seller’s obligations hereunder for more than 60 days, either party may terminate this Agreement, in whole or in part (including any Exhibit or Purchase Order), by written notice, as of a date specified by such party.

11.10       Arbitration and Dispute Resolution.  The parties shall use all reasonable efforts and negotiate in good faith to resolve any dispute, controversy, or claim arising out of or in connection with this Agreement. If the parties are unable, notwithstanding such good faith negotiation, to settle the matter in controversy, the parties shall submit such unresolved disputes to binding arbitration in accordance with the then current commercial arbitration rules of the International Institute for Conflict Prevention and Resolution (CPR). The parties agree that any arbitration will take place in St. Paul, Minnesota. The prevailing party in any such arbitration or in any judicial enforcement thereof shall be entitled to its reasonable attorneys’ fees and arbitration costs in addition to any other amount of recovery ordered by such arbitrator or court.

11.11       Taxes.  Pricing stated in Exhibits shall be exclusive of any federal, state, or local excise, sales, use or other applicable taxes (excepting income taxes of Seller). Any such costs and taxes shall be the responsibility of Buyer.

11.12       Severability.  Should any provision of this Agreement be finally determined to contravene any applicable law or governmental regulation, such provision shall be automatically terminated and performance thereof by both parties shall be waived to the extent of such contravention. Should such provision be considered by either party to be an essential element of this Agreement, the parties hereto agree to negotiate a new, applicable provision in good faith.

11.13       Waiver and Discharge.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

11.14       Notices.  Any notice given under this Agreement shall be in writing and shall be: (1) given by confirmed facsimile transmission, (2) sent registered or certified mail, postage prepaid, return receipt requested, or (3) sent by any overnight delivery service which delivers to the noticed destination, and provides proof of delivery to sender. All notices shall be effective when first received at the following addresses:

If to Buyer:	If to Seller:

MedicalCV, Inc.	Minnetronix, Inc.
9725 South Robert Trail	1635 Energy Park Drive
Inver Grove Heights, MN 55077	St. Paul, MN 55108
Attn: Robert W. Clapp	Attn: Richard A. Nazarian

11.15       Governing Law.  This Agreement shall be governed by the laws of the State of Minnesota without regard to any choice of law provisions thereof.

11.16       Benefit.  Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.17       Injunctive Relief, Attorneys’ Fees.  Each party shall be entitled to seek injunctive relief in any court of competent jurisdiction in addition to any other remedy at law or in equity in the event of a breach of this Agreement without the necessity of proving actual damages or posting any bond. In the event of any legal action or proceeding arising out of or resulting from this Agreement, the prevailing party shall also be entitled to recover its reasonable attorneys’ fees and costs thereby incurred.

11.18       Binding Agreement.  Execution of this document shall create a binding Agreement. and constitutes a commitment on the part of Buyer to pay for all Products delivered hereunder according to the purchase price or rate structure stated in the Agreement, Exhibits, or Amendments.

11.19       Complete Agreement.  This Agreement, together with all Exhibits, Amendments, Purchase Orders and related documents contains the complete agreement between Buyer and Seller with respect to its subject matter. The parties agree that any design or development agreement between the parties shall not be deemed to be a part of this Agreement.  This Agreement supersedes any and all previous discussions, prior understandings, agreements or representations, written or oral, by or between the parties, which may have related to the subject matter hereof.

Each party is signing this production services agreement on the date stated below that party’s signature.

MINNETRONIX, INC.		MEDICALCV, INC.

By:	/s/ Jonathan D. Pearle	By:	/s/ Robert W. Clapp
Name:	Jonathan D. Pearle	Name:	Robert W. Clapp
Title:	CFO / COO	Title:	Vice President, Operations

Date:	12.06.2006	Date:	12.06.2006

MINNETRONIX®
Thinking Medical Systems

MINNETRONIX, INC.-MEDICALCV, INC.
PRODUCTION SERVICES AGREEMENT
EXHIBIT A

MEDICALCV, INC.
RECIPROCATOR INSTRUMENT
PRODUCT ADDENDUM

1635 ENERGY PARK DRIVE

ST.  PAUL, MN 55108

PH: 651.917.4060

FAX: 651.917.4066

WWW.MINNETRONIX.COM

Exhibit A to Minnetronix Production Services Agreement

EXHIBIT A

MEDICALCV, INC.  RECIPROCATOR INSTRUMENT
PRODUCT ADDENDUM

This Exhibit A to the Production Services Agreement dated as of December 6, 2006 (the “Agreement”), between MEDICALCV, INC.  (`Buyer”) and MINNETRONIX, INC.  (“Seller”), is dated as of December 6, 2006 (“Effective Date”), and is between Buyer and Seller.  Capitalized terms used but not otherwise defined in this Exhibit A shall have the meanings given to such terms in the Agreement.

A.1.         Product Description.  The ASBY Opportunity Reciprocator Instrument, Seller’s Part # AE-0000-74-6 (referred to in this Exhibit A as the “Product”), is a subsystem of Buyer’s Solar™ Minimally Invasive Cardiac Ablation System (the “System”).  Revision numbers for the Product may change from time to time through Seller’s Engineering Change Order (“ECO”) system.

A.2.         Pricing.  The applicable price for the Product in effect from time to time (“Price”) shall be determined in accordance with the terms and conditions set forth in the Agreement and this Exhibit A.  Each Purchase Order must specify Seller’s part and revision numbers for the Product.  The Price applicable to Buyer’s initial order of six (6) units shall be as shown in the following table:

Order Volume	Purchase	Description	Seller’s Part #	Rev.	Price/Unit Commitment
First 6 units	One (1) month	ASBY Opportunity Reciprocator Instrument	AE-0000-74-6	001-a	$25,000	*

*                                         On or before execution of this Exhibit A, Buyer shall have placed an initial Purchase Order with Seller for six (6) Production Units in accordance with the terms and conditions set forth in Seller’s Project Scope Change No. 1299 dated August 7, 2006 (“PSC No.  1299”).  Upon shipment of these six (6) Production Units, Seller will invoice Buyer for that portion of the aggregate Price for such Production Units, if any, not previously paid by Buyer.

For Products to be ordered by Buyer following placement of Buyer’s initial Purchase Order hereunder, the Price shall be determined via a Seller’s Price quotation and corresponding placement of a Purchase Order by Buyer accepting such Price.  The Price shall be quoted and agreed to from time to time based on a quantity and delivery schedule as requested by Buyer and stated on Purchase Order(s) Placed by Buyer.  Subsequent to placement of such Purchase Order(s), it is subject to change if the Agreement, Specifications, Components, Products, Services, Exhibit, order quantity or delivery period are changed.

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A.3.         Downpayment.  For each Purchase Order placed by Buyer following Buyer’s initial Purchase Order for six (6) Production Units, a downpayment equal to 20% of the value (i.e., Price times number of units) of each order of Products shall be paid by Buyer at the time of placement of a Purchase Order.  Any NRE fees must also be paid by Buyer at the time of placement of a Purchase Order (see Section A.15 below).  An appropriate credit will be given on each unit delivered to Buyer to account for the downpayment.  The downpayment requirement in intended to share the materials and schedule risk that is taken on by both parties once an order is placed for Buyer’s Product.

A.4.         Delivery Schedule.  The delivery schedule for Product orders will be as stated on Purchase Orders placed by Buyer, based on quantity and delivery terms included in Seller’s Price quote, and agreed upon by Seller.

A.5.         System Components.  The Product includes all items included on Seller’s Part # AE-0000-74-6.  It includes a foot switch and a power cord, but does not include a laser interface cable or any technical manuals or instructions for use.

A.6.         Testing.  The Product functional and quality control testing to be performed to verify the Product’s conformance to the Specifications at the time of delivery will be as per the testing and inspection procedures defined in the Device Master Record (“DMR”) or as otherwise established and agreed to by Buyer via Seller’s ECO system.

A.7.         Packaging.  The Product packaging will be as currently specified in the DMR or otherwise established and agreed to by Buyer via Seller’s ECO system.

A.8.         Warranty.  The warranty period shall be one (1) year parts and labor after date of shipment of the Production Unit.  Any damage due to sources other than the Production Unit itself, abuse, or misuse of such Production Unit after shipment voids Seller’s limited warranty of such Production Unit.

A.9.         Documentation.  Consistent with FDA Class II/MDD Class IIa requirements.

A.10.      Records.  Consistent with FDA Class II/MDD Class IIa requirements.  The DMR and Device History Records shall be kept by Seller for the lesser of (a) ten (10) years from the date of manufacture for each device or (b) two (2) years after Seller’s last production date of the Product.  The Design History File shall be kept by Seller for two (2) years after Seller’s last production date of the Product.  In any event, the records shall be made available to Buyer upon request and offered for transfer prior to their deletion or destruction by Seller.

A.11.      Seller Responsibilities.  Seller shall be responsible for the assembly, testing (including final quality assurance testing of saleable Product), and inspection of each Production Unit as defined in the DMR, and packaging and shipping to Buyer.

A.12.      Buyer Responsibilities.  Buyer shall be responsible for validation of the Product as incorporated into the System, final quality assurance testing of a saleable System, and final labeling (e.g., instructions for use), packaging and shipping to end-users.

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A.13.      Product Labeling Serialization, and Traceability Requirements.  Serialization, traceability and labeling of each Production Unit shall be performed by Seller in a manner consistent with FDA Class II/MDD Class IIa requirements, as specified in the DMR or otherwise established and agreed to by Buyer via Seller’s ECO system.

A.14.      Process FMEA/Validation.  A Process FMEA will not be required to be performed for the Product.  No special processes or qualifications are currently required under the QSR to be validated in order to build the Product.  In the event it is later determined that any process validation activities are required, Seller will inform Buyer of the fees associated with such activities prior to performing the work, the cost of which shall be borne by Buyer.

A.15.      NRE Fees.  Any non-recurring engineering (`NRE”) fees incurred by Seller with respect to the Products, including any required supplier NRE fees, will be recharged to Buyer in accordance with Section 8.2 of the Agreement.

A.16.      Lead-Time Requirements.  Seller’s current long lead times for purchasing Components for the Product (i.e., the lead times required to order and receive Components at Seller’s dock, but not including Seller’s receiving, inspection and Product assembly time, which typically requires an additional two to four weeks) are set forth in the following table (which lead time may change in the future due to market conditions):

Seller’s Component Part #	Component Description	Required Lead Time
AP-0000-83-8	ASBY PCB Opportunity Retraction Mechanism Controller	14 weeks
AP-0000-84-5	ASBY PCB Opportunity Hall Effect Switch	14 weeks
70-0000-04-7	POWER SUPPLY AC/DC 264Vin +5Vout 200W +5V/15A,+24V/3A,+12V/2A, +12V/2A, universal input, medical BF, 80-90	12 weeks
99-0000-49-8	MISC AF 11045-002 Transonic Ultrasonic Flowmeter Board Assembly	10 weeks

A.17.      Service/Spare Parts Needs.  Buyer is responsible for identifying and placing Purchase Orders for Buyer’s spares requirements at the time of Product order.

A.18.      Excess/Scrap Components.  The costs of scrap and/or non-conforming material incurred during normal production activities shall be borne by Seller.  The cost of scrapped and/or excess Components up to 10% over the aggregate value of the order quantity or other pre-approved purchase quantities shall be borne by Buyer in the event of part obsolescence, or the end of Product life at Seller.  This is intended to cover Components that are no longer needed for the Product due to ECOs or end of Product manufacturing at Seller.  Additionally, Buyer is responsible for excess Components that are purchased due to minimum buy quantities from the

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Product Component suppliers.  Excess parts will be transferred to Buyer upon completion of the production orders in accordance with Section 4.5 of the Agreement.

A.19.      Design Changes.  Seller will manage suppliers, parts specifications, and other associated documentation for the Products in Seller’s internal systems.  However, the Price does not include the cost of future design changes to the Product.  In the event of required or requested design changes, Seller will inform and obtain approval from Buyer for the fees associated with such design changes prior to performing the work.

A.20.      Troubleshooting.  Buyer is responsible for Product defects due to design issues.  Seller will make reasonable efforts to increase Product yields and repair Products.  Extensive troubleshooting and repair of design-related issues encountered during production and testing will be at Buyer’s expense in accordance with Section 8.8 of the Agreement.

A.21.      Sustaining Services.  See separate Sustaining Services Agreement between Seller and Buyer.

A.22.      Service.  See separate Servicing Agreement between Seller and Buyer for service terms.

A.23.      Equipment Maintenance.  Seller will maintain equipment used in the assembly and testing of these devices as required by FDA regulations and ISO 13485 standards.  This includes inspection, calibration and/or other maintenance as necessary.  Buyer-owned equipment, if any, shall be calibrated and maintained as required at Buyer’s expense in accordance with Section 8.8 of the Agreement.

A.24.      Test Fixtures and Equipment.  Seller will provide standard assembly and test equipment.  Any non-standard test equipment or fixtures will be provided by or purchased by Buyer.  In addition, Buyer will provide Product-specific test equipment, fixtures and training on such devices free of charge.  The parties are not aware of any non-standard test equipment or fixtures that would be required to manufacture the Product.

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Each party is signing this Exhibit A on the date stated below that party’s signature.

MINNETRONIX, INC.		MEDICALCV, INC.

By:	/s/ Jonathan D. Pearle	By:	/s/ Robert W. Clapp
Name:	Jonathan D. Pearle	Name:	Robert W. Clapp
Title:	CFO / COO	Title:	Vice President, Operations

Date:	12.06.2006	Date:	12.06.2006

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